UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material under §240.14a-12

ZYVERSA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 27, 2024, Morrow Sodali LLC, the proxy solicitors for ZyVersa Therapeutics, Inc. (the “Company”), will begin disseminating an audio recording (the “Recording”) made by the Company’s Chief Financial Officer to certain of the Company’s stockholders by phone call in connection with the Company’s 2024 Special Meeting of Stockholders to be held on April 17, 2024. Below is a copy of the script of the Recording.

“This is Peter Wolfe, ZyVersa’s Chief Financial Officer, with an update on our strategy to address today’s biotech environment in which valuations are low and capital availability is reduced. To address these issues, we may need to implement a reverse stock split to increase our stock price to maintain Nasdaq’s listing requirements, while maintaining current shareholders’ stock value, and to attract new investors.

We hope that a Reverse Stock Split will not be needed. We believe there is increased investor confidence in ZyVersa resulting from significant value-driving milestones we expect to achieve this year for our lead drugs in development for kidney and inflammatory diseases, among other things.

To provide options, we are holding a virtual Special Meeting of Shareholders on April 17th. We are asking you to vote “FOR” the proposal to implement a potential reverse stock split in the event it is needed. PROXY materials providing further details about the Special Meeting and how to vote are being mailed to you. It is important for you to vote your shares as soon as possible.

We appreciate your continuing support.”